Exhibit 99.1

Operator:  Good morning ladies and gentlemen and thank you for standing by. Welcome to the Sunstone Hotel Investors Second Quarter 2019 earnings call.  At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, August 2, 2019, at 12:00 pm eastern time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please, go ahead.

Aaron Reyes:  Thank you, Paula and good morning everyone. By now, you should have all received a copy of our second quarter earnings release and supplemental which were made available yesterday. If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider these factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.  With us on the call today are John Arabia, President and Chief Executive Officer, Bryan Giglia, Chief Financial Officer, Robert Springer, Chief Investment Officer, and Marc Hoffman, Chief Operating Officer.  After our remarks, we will be available to answer your questions.  With that, I would like to turn the call over to John. Please go ahead.

John Arabia:  Thank you, Aaron, good morning everyone and thank you for joining us this morning. I'll start the call with a review of our second quarter operating results as well as an update on the current operating environment. I will then provide an update on some of the value creation projects that continue to provide meaningful revenue and earnings growth for our portfolio, as well as an overview of recently completed projects that are expected to add to our results in the near term.

Next, I'll discuss our thoughts on the transaction market and our approach to capital allocation, including our recent share repurchase activity. Afterwards, Bryan will recap our balance sheet strength and provide the specifics on our updated guidance related to third quarter and full year 2019 earnings.

To begin, we were pleased with our operating results and earnings for the second quarter. As we were able to offset operating challenges in a few markets with the benefits stemming from our attractive market concentrations, our successful renovation activities completed in previous years, and various asset management initiatives that continue to produce outsized revenue growth and operating efficiencies.  Second quarter comparable portfolio RevPAR increased a better than expected 2.1% over the prior year and comparable portfolio total revenue increased a strong 3.4%. Our top-line growth was driven by a nearly 3.5% increase in transient room nights which more than offset what we expected to be a soft quarter for group business. Furthermore, our total revenue growth was aided by respectable room rate growth in both the group and transient segments, a 5% growth in food and beverage revenues and a 12% increase in other ancillary property level revenues.  Solid total revenue

Sunstone Hotel Investors, Inc. - Second Quarter 2019 Conference Call

growth resulted in a property level EBITDA increase of 2.6% in the second quarter despite continued cost pressures in wages and benefits, real estate taxes and insurance costs.

So let's dig a little deeper into the details of the quarterly operating results. Our second quarter results were negatively impacted by renovation activity in Baltimore and San Diego and either general market weakness or soft citywide calendars in Chicago, Washington, D.C. and New York City. That said, we benefited from market growth in San Francisco and Wailea, better than expected market growth in Boston and benefited from our recent capital improvements in Marriott Boston Long Wharf, JW Marriott New Orleans and Boston Park Plaza.  Because of these investments, several of our hotels drove meaningful index gains and delivered results well in excess of market growth. I'll talk further about the early results of these recently completed renovations in just a moment.  Moving on to food and beverage revenues, despite an anticipated 3% decline in group room nights, group food and beverage and audio-visual spend per occupied group room came in at a healthy $187 per group room night, increasing nearly 9% over last year. To put that number in perspective, our second quarter 2015 group out of room spend was $146 on a same store basis. This represents a healthy 5% compound annual growth rate and is the direct result of our targeted investments in several of our hotels including those in Wailea, Boston, Orlando and San Francisco.

While recent transient bookings for future periods moderated in July, our recent group bookings witnessed a notable uptick. During the second quarter, we booked 315,000 group room nights for 2019 and future years. This represents a 14% increase in group bookings over the second quarter of last year and 3% more room nights than booked on average during the second quarter of the last five years.  Our 2019 group pace for the full year remained generally steady over the quarter and is up slightly for the full year.  While we will not provide 2020 booking pace until later this year, better than average booking production combined with strong citywide calendars in many of our larger markets should position our portfolio for a favorable 2020.

Turning now to expenses, we experienced decreases in group and transient commissions and loyalty program assessments during the quarter. However, wages increased by over 4% in the quarter, slightly offset by an improvement in productivity and we experienced higher than anticipated property insurance costs from our insurance renewal which happened in late June. Annual property insurance premiums increased by approximately 50%, driven by increased rates in wind and earthquake zones, and impacted our second quarter earnings by only a couple of days, but will pressure margins by roughly 20 basis points in the second half of 2019.

Given the higher-than-anticipated revenues, comparable portfolio EBITDA exceeded our expectations, and when coupled with lower than anticipated corporate expenses and higher interest income, resulted in adjusted EBITDA and adjusted FFO per diluted share that exceeded the high-end of our most recent guidance.  Notably, our adjusted FFO per diluted share of $0.36 exceeded our previously provided guidance range of $0.32 to $0.34. This figure represents a 5.9% increase in adjusted FFO per diluted share on a same store basis.

Looking forward our expectations for various market have fluctuated, some better, some worse and the very recent moderation in forward transient booking leaves us with a bit more cautious outlook for the remainder of the year. As a result, we have increased our full-year earnings outlook by roughly half of the amount of our second quarter earnings beat. Bryan will get into the details of our updated guidance in just a moment.

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Before we move on to capital allocation, I want to highlight the sizable impact our renovation and repositioning investments have made in driving superior results and profitability in several of our more meaningful assets. Specifically, we have taken underperforming assets, invested capital and transformed the properties to offer far more compelling and attractive experiences, improved the composition of demand and most importantly materially increased the profitability and value of these assets.  I'll highlight just a few of these projects and their impact solely on group demand and revenues.

When we acquired Boston Park Plaza in 2013, it captured 98,000 group room nights at an average group rate of hundred $185 and average group out of room spend of $112 for total group revenue contribution of $297 per group room. This year, a few years post completion of its repositioning, the hotel is forecast to achieve 104,000 group room nights at an average rate of $242 and an average group out of room spend of $180 for combined group revenues of $422. This represents an increase of over 42% in total group related revenues per group room night in just a few short years.  We recognize that we acquired the hotel at the right time and there has been market growth over the years. That said, during that time period, we materially increased our group RevPAR index, increased group room nights by 6.5%, increased group rates by a compound annual growth rate of 4% and increased group out of room spend by a compound annual growth rate of 7%.

Similarly, since we acquired the Hyatt Embarcadero in 2013 and subsequently completed the hotel's renovation in 2015, group room nights have increased by 3.7%, group rate increased by a compound annual growth rate of 4.3% and group out of room spend has increased by a compound annual growth rate of 4%.

Finally, at our most meaningful transformation, Wailea Beach Resort, we took a hotel that incentive groups would not even consider and transformed it into a highly desirable destination that is able to compete with the ultra-high-end Wailea hotels.  Since acquiring the hotel in 2014, we've increased our group room nights by 42%, group rate has increased by a compound annual growth rate of nearly 7% and group out of room spend increased by a compound annual growth rate of almost 8%. The repositioning of this hotel has not only shifted the profile of the customer to higher-paying guests, but has increased our total group related revenues per group room night by over 50% over five short years.  Given the success we've had at Wailea Beach Resort, not only with group demand but also with transient, our 2019 NOI yield on this repositioned investment is approximately 10%.

So why talk about all of these results if these renovations were completed several years ago? Simple, in order to highlight our track record of creating value through the acquisition of Long-Term Relevant Real Estate at reasonable prices, and repositioning the assets to maximize their long-term earnings power and value.  It is these results that give us the confidence that our recently completed investments in Orlando, Boston, New Orleans, while smaller in size of total dollars, will deliver outsized growth in market share regardless of market dynamics.  The early results for these investments are very positive. For example, in Orlando where we added a spectacular new ballroom and several new breakout rooms earlier this year, our initial results are great and meeting our underwriting expectations. Our 2020 group pace at the hotel is up double digits and current rooms on the books are up nearly 16,000 room nights higher than our five year historic average at notably higher rates.  The meeting space has not only increased our group business but has resulted in higher transient rates as well. That is, by filling the building was a higher number of group rooms, which not only come in at a higher room rate than transient, but also spend more outside the room, we've been able to shrink the number transient rooms need and meaningfully compress the transient rate.  Similarly, following extensive rooms renovation in 2018, the JW New Orleans has gained significant index against the

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competitive set. Year to date through June, the hotel has achieved a RevPAR index over 125 which is the highest on record, and up over five points from pre-renovation levels.  We're pleased with the early results from our 2018 renovations and expansions and we are in the process of mining our portfolio for incremental value-enhancing investments that we will be able to talk about in more detail in the future.

Before I turn the call over to Bryan, let's talk a bit about the current investment environment and our recent capital allocation transactions. Similar to my commentary on the last few calls, we continue to struggle with sellers’ pricing expectations for Long-Term Relevant Real Estate.  While pricing expectations from sellers may have come in a bit, current asking prices still equate to cap rates well below the levels we are comfortable transacting at.  Especially given the length and health of the current cycle.  In 2018, the last time we raised additional equity, we believed there were a couple of deals we had a good probability of acquiring. It turned out that we were out bid in a bidding process or the pricing exceeded our comfort level and we elected to pass on the transactions. Throughout this year, we have continued to underwrite hotel acquisitions but given current elevated valuation expectations and the implied valuation of our stock, we felt it made more sense to return to shareholders the capital we raised last year through share repurchase.  In June 2018, we raised approximately $45 million through the issuance on our ATM at an average price of $17.42 per share, which at the time was a premium to consensus NAV. Through the end of July, we repurchased $50 million of common stock at an average price of $13.22 per share, basically reversing the share issuance completed in the second quarter of 2018. While we've recently had limited enthusiasm for buying quality hotels in the 3.5% to 5% fully loaded cap rate range, we were happy to make a notable investment with a portion of our ample liquidity in our own quality portfolio at a high 7% cap rate.  Future repurchases will depend on our share price relative to our long-term view on NAV, our cash on hand, our pipeline of investment alternatives, and expectations for additional assets sales. In the meantime, we expect to continue to underwrite new hotel acquisitions and remain hopeful that, in time, will be able to find the right hotel acquisitions to create value. However, given the disconnect between public and private market pricing for quality hotel real estate, we remain closer today to investing back into our high-quality portfolio through share repurchase than acquiring additional hotels.

With that, I'll turn the call over to Bryan. Bryan, please go ahead.

Bryan Giglia:  Thank you, John and good morning, everyone. We ended the second quarter with significant financial liquidity including more than $740 million of total unrestricted cash and an undrawn $500 million revolving credit facility. We have approximately $1.2 billion of consolidated debt and preferred securities outstanding and our current in-place debt has a weighted average term to maturity of approximately 4.6 years and a weighted average interest rate of 4.2%.  Our variable rate debt as a percentage of total debt stands at 23% and 43% of our debt is unsecured. We have 16 unencumbered hotels that collectively generated approximately $235 million of EBITDA over the trailing 12 month period and nearly 69% of our EBITDA is unencumbered.

Now turning to third-quarter and full year 2019 guidance. A full reconciliation can be found in our supplemental and in our earnings release. 2019 guidance does not assume any additional share repurchases nor does it include the impact of any asset sales or acquisitions. Third-quarter and full-year guidance do include a moderation in transient demand as well as approximately $800,000 of incremental property insurance expense related to our June 2019 renewal.  For the third quarter, we

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expect total portfolio RevPAR growth to range from down 0.50% to up 1.50%. We expect third-quarter adjusted EBITDA to be between $79 and $82 million and adjusted FFO per diluted share to be between $0.27 and $0.29. For the full year, we carried forward a portion of our second quarter beat while maintaining some caution for the remainder of the year.  We tightened the range of our total portfolio RevPAR growth and now expect it to range from up 0.75% to up 2.75%.  We also increased the midpoint of our full-year 2019 adjusted EBITDA guidance by $2 million to range from $312 million to $324 million, and increased our full year adjusted FFO per diluted share by $0.02 to range from $1.07 to $1.13.  Finally, this guidance does not reflect the incremental future earning potential that would result from the deployment of our meaningful cash balance.

Now turning to our dividends, our Board of Directors has declared a $0.05 per common share dividend for the third quarter. Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2019 and to the extent that the regular quarterly common dividend does not satisfy our annual distribution requirements, we would expect to pay a catch-up dividend in early 2020 that would generally be equal to the remaining taxable income.  In addition to the common dividend, our board has also approved the routine quarterly distribution for both outstanding series of our preferred securities.

With that I'd like to now open the call to questions. Paula, please go ahead.

Operator:  Thank you. To signal for a question, please press Star 1 on your touch-tone telephone. Also if you are using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Once again it is Star 1 if you do have a question at this time.

And first will go to Anthony Powell with Barclays.

Anthony Powell:  Good morning. A lot of good detail on the out of room spend. Could you maybe give us some detail on typically when has that out of room spend contracted with the meeting planners? How has that changed I guess over the past few months as corporate confidence has waned a bit? And what are you projecting for that part of the business going forward?

John Arabia:  So far Anthony, we haven't seen any changes in that business. As you know, we've seen material strength in that portion of the business as meeting planners and groups have actually bought up as the timing of the group gets closer to the date of arrival. So we have not seen any change in that so far. And it's really driven our profitability pretty well.

Antony Powell:  Thanks, and on the share repurchase, you mentioned that you essentially match-funded this year's purchase with last year's equity offerings.  What should we be looking for to signal that you're going to be likely buying back stock, you know, a certain EBITDA multiple or cap rates or how should we be forecasting that?

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John Arabia:  You know, Anthony as a company practice, we don't comment on future investments including the parameters of future share repurchase. So quite honestly I wouldn’t expect any specific signal from us about when or how those share repurchases will come in. But I would like to highlight that given our significant cash position and significant liquidity and incredibly low leverage level, that we have significant capacity to invest in our own portfolio no matter what happens with the economy.  I know that there's been some concern about our balance sheet of late and just how much liquidity we have. Quite honestly, it feels very good right now. I think it's actually a significant advantage we have going forward.

Anthony Powell:  Great, thank you.

John Arabia:  Thank you.

Operator:  Moving on, we'll go to Michael Bellisario with Baird.

Michael Bellisario:  Good morning, gentlemen.

John Arabia:  Hi, Mike.

Michael Bellisario:  Just aside from the stock price being down a bit over the last few months, anything else change in your buyback calculation that got you more comfortable to pull the trigger now?

John Arabia:  As I said in our prepared remarks, I thought it was just a worthwhile endeavor to reverse the ATM issuance that we did at $17.42. We clearly don't need all of the cash and I thought it was prudent to return some portion of our cash to our investors.  You know, we ended up buying back at four-plus dollars lower than where we issued and that was about it.

Michael Bellisario:  And then just on your transient bookings, I know you said that pace was down a little bit or at least bookings were down for future periods.  Any particular markets or segments or price points that you're seeing more or less weakness in?

John Arabia:  As I think some our peers have mentioned, in July we just saw relatively broad-based decline in forward bookings for all future periods.  It was fairly broad-based, Mike, and as a result of that we ended up moderating our guidance for the second half of the year in addition to the property insurance renewal that Bryan had touched on. There's been sporadic

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bookings this year which, by the way, is fairly normal.  We saw something similar in April. We saw something similar in parts of November and December of last year.  And then both times in the months following, we actually saw an uptick.  So, we have layered in a bit of conservatism which I think is warranted given what we saw in July. But I would also say one month doesn't necessarily make a trend.  So we're going to be very focused on this going forward and see where it goes.

Michael Bellisario:  That's helpful. Thank you.

John Arabia:  Thank you.

Operator:  Our next question will come from Chris Woronka with Deutsche Bank.

Chris Woronka:  Hey, good morning guys.

John Arabia:  Hey Chris.

Chris Woronka:  I wanted to ask you, John, you talked about, you know, a reason, one of the reasons you don't acquire right now is just kind of a gap in pricing expectations. Do you think that's more a function of how you guys are underwriting the out years or just purely a function of seller expectations on cap rate?

John Arabia:  That's a great question, Chris.  We have, as we’ve always done, underwrite with downturns in our proforma which I think if you believe we are later cycle and none of us know, but if you believe we're later cycle, I think makes us a bit less competitive. Never say never, because you know, we could find our right spot, but I think that makes us a bit less competitive in the bidding tent.  Private equity, I believe, will generally lever up more than many of us and so I think they have a competitive advantage right now with the cost of debt.  Also, I think there are certain sellers that see what the debt quotes are and are refinancing.  As we've been talking about for probably, Robert, maybe four to six quarters?  Part of what we're competing with is a refinancing.  Would you agree with that?

Robert Springer:  Yes, absolutely.  Refinancing has definitely become a viable competitor to a straight-on sale for several deals we looked at.

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John Arabia:  But Chris, we'll see if some of the pricing expectations by sellers are actually met. So far we've seen a couple of transactions that I don't know if there's another buyer on that side or how far the buyer is willing to go in pricing.  So we'll see. There's a little of price discovery I think needs to be done out there.

Chris Woronka:  Okay, very helpful. And then second question was just kind of, you know, you guys have, I think, done a fantastic job on some of the bigger repositionings, Boston and Wailea and you've gotten a lot of market share gains. I guess, you know, in your experience, how long does that, you know, kind of tail last on market share? I know it's hard to know and the markets change a little bit and supply can come in. Is there any kind of rule where general rule where, you know, after a certain time, you just get a step down function in the market share?

John Arabia:  Eventually, but it really depends on the hotel, the type of hotel and the type of customer. Now, I'll turn it over to Marc in a second, but effectively if you're looking at a purely transient hotel that people understand what the renovation is, I think you see that impact more quickly. But at someplace like Wailea where you're going after incentive groups and it takes a couple of years to get in that cycle, so to speak. The burn-in is going to take a while. And the benefits of that therefore will take a while.  And you take a look at our second quarter RevPAR growth in Wailea, not only was there market growth, but we continue to gain index.  And that's one where as we continue to invest in property, we work with our great operating partners in Marriott to continue to maintain and increase service levels which they're doing a great job at.  We think that the best days of that asset are actually in front of us not behind us. So it really depends. Marc, anything?

Marc Hoffman:  Yes, John, that's accurate, completely accurate. And just to piggyback on one thing, it really depends upon the owner’s commitment, which ours is huge, to elongating what we did.  So we are constantly focused, maniacally focused on keeping the positioning of Wailea, Boston, San Francisco and anything else we renovate at the level we renovate it moving forward. Because we believe the customer demand is based upon that. And so we think we get long trails on these.

Chris Woronka:  Okay, very helpful. Thanks, guys.

John Arabia:  Thanks Chris.

Operator:  And next we'll go to Smedes Rose with Citi.

Smedes Rose:  Hi, thank you.  I just wanted to ask you on Wailea, is it still a story about kind of closing the gap to some of the nearby properties that you had talked about some time ago? Or is it more now about mix change and getting, you know, the as

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you talked about significantly improving the group there? Is that something that where there's more upside or how do you just think about the growth, I guess, going forward at Wailea which has been so strong?

John Arabia:  Yes, as we were just mentioning, we still believe that there's a little bit of room to close the gap in index there. Our group numbers as we went over in the prepared remarks have been incredibly strong. We look good going forward in that regard.  So I'd say it's a mixture of both. Now keep in mind that is a very strong comp set including the Four Seasons Wailea which is arguably one of the best resorts in Hawaii and probably has a rate well over $1,000 a night. I don't think anybody should have any expectations that we will ever reach those levels, but remember financial success for us wasn’t reaching those levels. Financial success for us was closing the gap a bit. And by the way, we've already done that significantly and actually materially outperformed our underwriting expectations.

Smedes Rose:  Thank you. And then I just wanted to ask you, is there anything on the cost side that you're seeing that's different. You mentioned insurance costs are higher, but anything on just, I guess primarily labor but also maybe real estate taxes, some of the other costs in the system, you know, as you look over the next several quarters, any changes there?

John Arabia:  No real changes there. The only real change is the insurance, property insurance which Bryan highlighted which added probably another $800,000 to the back half of the year which ended up taking down our guidance a little bit as well.  That was a really big wild card considering all the catastrophic claims that have occurred over the past couple of years. And quite honestly our insurance partners losing a lot of money, I can see why they have pushed pricing on capacity the way that they have.  But in terms of labor and benefits which are obviously increasing fairly meaningfully, we had said 4%, roughly 4% in the quarter. Those are all coming in as anticipated. We've been talking about increased wage and benefits now probably the better part of a year and a half to 2 years. And so no expectations there, but they are increasing higher than inflation so to speak.

Smedes Rose:  Okay, thank you.

John Arabia:  Thanks Smedes.

Operator:  Our next question will come from Rich Hightower with Evercore ISI.

Rich Hightower:  Hey, good morning out there, guys.

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John Arabia:  Hey Rich.

Rich Hightower:  John, I'm going to ask the buyback question in the, you know, one of a dozen ways it could be asked. But I think, you know, you were an analyst once, I think a lot of us on that call like that about you and appreciate that you about you. You think like an analyst. So that's a very good thing. So I want to ask in the context of, you know, I guess the $13 and change average basis in the buyback, you know, what is the appropriate comparison? Because you referenced where the company issued ATM equity last year. There's also a comparison against private market NAVs which from time to time are disconnected from street NAVs. And if you look at street NAVs, you know, many of those seem to be going down lately maybe not for Sunstone, but certainly for some or your peers at least.  And so how do we stack that up in the context of the sort of many comparisons that may or may not be appropriate?

John Arabia:  Well hopefully the street NAVs and private market NAVs are the same. But when you take a look at some of the assets we've been chasing, as I mentioned,  maybe as low as a 3.5% cap rate for pricing expectations, to most of them after you bake in property tax resets and the like, you're probably talking high fours to just over five. I think a couple of assets have been acquired maybe a little bit higher than that, once you get into the fully baked number.  But when you talk about our investment in our own portfolio, we're talking about probably a cap rate where we acquired it at $13.25 in the very high sevens, call it 7.75% to 8%.  And for $50 million of our incremental capacity, particularly where we raised it, that it just looked a good investment on us. Clearly it doesn’t mean that NAVs can't fluctuate. NAVs will fluctuate over time. I would anticipate that NAVs potentially come down and come down maybe even meaningfully if a recession occurs.  But if that is the case, not only is our leverage profile incredibly attractive, but we have ways, in my opinion, to make money.  And so if we've taken the defensive costs off of the table and also have the ability to navigate almost any type of environment, I think we're in a very good position.

Rich Hightower:  Got it. I appreciate the color there, John. And this may be a little tougher question to answer. But given the concentration in a handful of assets in Sunstone's portfolio, but when you're seeing maybe a little bit of slippage in the transient bookings, you know, over the back half of the year, you know, what industry groups, what markets, what assets, you know, would that most apply to? Are there any themes to pick up from that?

John Arabia:  Rich, not that we've seen. You know, we're continuing to look but, you know, it was fairly broad-based. Now keep in mind, folks, that month-to-month, transient bookings are volatile. You know, in some months, you know, I'm taking a look now and some weeks earlier this year our transient volumes spiked up 20, 30, 40%. In July most of the weeks were down mid-single digits. So, you know, we will see if one-month of data actually makes a trend. We're focused on it. Obviously we reduced our second half earnings in part because of it.  But we have seen this before.  And so far we haven’t seen it at least in terms of second quarter group production, so you know, a fair number of ebbs and flows right now.

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Rich Hightower:  Okay, thanks, John.

John Arabia:  Thanks Rich.

Operator:  And next we'll go to David Katz with Jefferies.

David Katz:  Hi. Good morning, everyone.

John Arabia:  Hey David.

David Katz:  Hey, I wanted to just talk about that underwriting for acquisitions and projects at this point.  Has your, you know, ROI perspective changed say the past, you know, 30 to 90 days?

John Arabia:  Well not in the past 30 to 90 days, I would say over the past, if you really go back, I'd say over the past 5, 6 years as overall interest rates have declined, I think, pricing, excuse me, return expectations not just on hotels, not just on real estate, but it seems like on most asset classes return expectations continue to dwindle.  I'll leave that up to all the smart people on the phone to figure out exactly why that is. But we've, over the past several years or over the cycle. We've moderated our underwriting return expectations a bit.  So going back to maybe 7, 8 years ago but nothing at all in the past 30, 60, 90 days.

David Katz:  I guess if I can come straight at you with it and be a bit more direct. Have you become progressively, you know, more or less conservative as this year has gone on?  Or is it the same?

John Arabia:  In terms of underwriting or in terms of operations?

David Katz:  Underwriting.

John Arabia:  No, I don't think our underwriting has changed. I mean in some of the assets we've looked at we've been probably a bit more cautious on the second half of the year with it comes to certain hotels being able to hit their forecast.  But no, I wouldn’t say that our underwriting approach which is done by both Robert and Marc and their teams, and look at things incredibly closely, I don’t think our underwriting has changed at all.

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David Katz:  Okay, thank you very much. Well done, nice quarter.

John Arabia:  Thank you. Thanks David.

Operator:  And next we'll go to Steven Grambling with Goldman Sachs.

Steven Grambling:  Thanks for taking the question and maybe it's a bit of a follow up to the last question, but it seems like there's a widening disconnect between some of the assets you're targeting in that 3% to 5% cap rate, and then call it everything else even as interest rates are coming down. So what do you think changes that dynamic or makes you become an advantaged buyer in the market? In the meantime would you consider looking at other types of assets that are maybe being overlooked where there is more of a supply imbalance relative to demand for the assets?

John Arabia:  Yes, I agree with, and please, most of our commentary on pricing is really related to Long-Term Relevant Real Estate assets. We do not traffic, at least on the buy side, in terms of more commodity assets which I agree with you Steven is that's a different level of cap rates And we've seen cap rates in the, you know, from the 6.5% all the way up to 9% quite honestly. We still have a few hotels like that, but quite honestly most of our portfolio I put into the LTRR category in terms of pricing.  So would we shift strategy and move away from LTRR into the more commodity assets because of higher cap rates? No.

Steven Grambling:  Maybe asked another way. Is there a way to or is the definition for LTRR assets evolving or as maybe the labor force is evolving are you finding that there's a different level of demand for places that maybe you haven't looked before?

John Arabia:  No, I don't think so.

Steven Grambling:  Okay, fair enough. Maybe one other follow-up just on, you know, the Bonvoy relaunch in the quarter with Marriott. Did you see any notable impact or difference between, you know, those assets versus the rest of the assets as that relaunch was taking place? I know there's some choppiness that happened at the end of last year and the beginning of this year?

Marc Hoffman:  This is Marc Hoffman. We've been very pleased overall with the complete relaunch. We don't own any original Starwood hotels and our Marriott Hotels have done well, and in particular the way Marriott rolled out the program and the redemption at the hotels.

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Steven Grambling:  Great, thanks so much.

John Arabia:  Thank you.

Operator:  And moving on, we'll go to Dany Asad with Bank of America.

Dany Asad:  Hey, good morning, guys.

John Arabia:  Hey Dany.

Dany Asad:  Just to add another question on the transaction environment, and your underwriting. So at the margin, what is the type of buyer that's ultimately pricing you out for your specific type of asset?

John Arabia:  Private equity, both the large private equity and maybe some of the smaller hotel-centric private equity. They have been more active in terms of actually acquiring and getting deals done at least what we've seen here over the past couple of quarters. And as Robert had mentioned, a refinancing seems to be also in the mix.

Dany Asad:  And just as a follow-up. So Summit on Wednesday announced that they are entering a JV partnership with GIC and, you know, in theory that's one way to juice your IRRs. And so is that something that could be interesting to you? Or, you know, how do you generally think about JVs as a way to add to your Long-Term Relevant Real Estate portfolio?

John Arabia:  Interesting question. I think it's something that we generally have an aversion to JVs, but if the right situation came up with the exact right partner and the right structure could we consider it? Sure, we would consider it.

Dany Asad:  Okay, that's it for me, thanks.

John Arabia:  Thanks Dany.

Operator:  And next we'll go to Anthony Powell with Barclays.

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Anthony Powell:  Hi, just one follow-up from me.   A lot of the buyers recently have been private equity using a lot of leverage. Obviously for you capital expenditures has been the big story about your ability to grow RevPAR. Do you think these new buyers will be able to do the type of renovations you've been doing recently, and could that give you an advantage over the next few years as you continue to reinvest in your portfolio?

John Arabia:  I don't know if I fully understand the question Anthony.

Anthony Powell:  In terms of maybe just in terms of RevPAR growth outperformance of newer hotels that are renovated, and do you think your ability to reinvest in your portfolio will give you an advantage over let's say other buyer who may be more cash wrapped in a downturn or a less robust environment?

John Arabia:  Well clearly the latter part of your question is true. If I'm interpreting the question right, there's a couple of markets we see. You know, for example like Wailea, we expect our friends next door at the Grand Wailea to go under a pretty heavy knife here in the next, you know, year or two depending on their plans. And we believe that can only lift that market. There will be some disruption that they have which we will see a benefit of, but longer term, the more that people invest in that market, I think the higher the rates go, and we all benefit. It just continues to become a world-class destination.  In terms of our abilities to allocate capital, look I think as I mentioned in our prepared remarks, we have a track record of creating value by buying LTRR type assets, complicated assets. Ones that have been undercapitalized and need a new life so to speak. And our most successful investments have been fairly meaningful repositionings and I think it's something our team does incredibly well. It doesn't mean that we can't have a good investment buying something that is more stabilized, but we have a lot of different abilities to drive that value and if in a downturn we can find something or at any time if we can find something that we believe we can add to and it's great LTRR, that's right down the middle of the fairway for us.  Even with some disruption short term, that's something that we can easily do.

Anthony Powell:  Got it, okay thanks.

John Arabia:  Thank you Anthony.

Operator:  And that will conclude our question and answers session. At this time, I'd like to turn it back to Mr. John Arabia for any additional or closing comments.

John Arabia:  Thank you, everybody for joining us today. Hope you have a wonderful rest of your summer.  And thank you very much. Take care.

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Operator:  And that does conclude today's conference. We'd like to thank everyone for their participation. You may now disconnect.

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